EXHIBIT 99.1
FOR IMMEDIATE RELEASE
DOLAN MEDIA COMPANY NAMES POLLEI COO, DUNCOMB CFO
MINNEAPOLIS (Aug. 4, 2009) — Dolan Media Company (NYSE:DM) named Scott Pollei its chief operating officer and Vicki Duncomb its chief financial officer, effective immediately.
President and Chief Executive Officer Jim Dolan recommended the promotions to Dolan Media’s board of directors, which unanimously elected Pollei and Duncomb during its quarterly meeting July 31.
“Scott has been my right-hand man almost since we formed the company many years ago, and Vicki has proven herself indispensible since her first day with us three years ago,” Dolan said. “We are a better company for their hard work and major contributions.”
Pollei, whose new title is executive vice president and chief operating officer, now supervises all internal operations of Dolan Media including all divisions and corporate operations. He reports to Jim Dolan.
Duncomb, whose new title is vice president and chief financial officer, now supervises the Finance, Accounting, Human Resources, Legal, Investor Relations and Corporate Development departments. She reports to Pollei.
Dolan Media is a leading provider of professional services and business information to legal, financial and real estate sectors in the United States. Its Professional Services Division provides specialized services to the legal profession through its subsidiaries, NDeX and Counsel Press. NDeX is a leading provider of mortgage default processing services in the United States. Counsel Press is the nation’s largest provider of appellate services to the legal community. Its Business Information Division publishes business journals, court and commercial media and other highly focused information products and services, operates web sites and produces events for targeted professional audiences in 21 geographic markets across the United States.

Pollei, 48, joined Dolan Media in February 1994 as its vice president of finance. He was named chief financial officer in December 2001. Previously Pollei was a senior manager with KPMG’s Minneapolis office, where among other assignments he helped Jim Dolan form Dolan Media and was its outside auditor for the first year of the corporation’s life.
Duncomb, 52, joined the company in July 2006 as vice president of finance. Previously she was group director of finance, operations and strategic planning for McGraw-Hill’s Healthcare Information Group. She also had been chief financial officer for Check Technology Corp., a high tech printing company; controller for Power Sentry Inc., a manufacturer of electrical equipment; and treasury and credit manager for Norwesco Inc., a manufacturer and distributor of liquid storage tanks.
Contact: Haug Scharnowski
Director Investor Relations, Dolan Media Company
haug.scharnowski@dolanmedia.com
612-317-9420